 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 18, 2018
EVOLUS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-38381	46-1385614
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

17901 Von Karman Avenue, Suite 150
Irvine, California 92614
(Address of principal executive offices) (Zip Code)

(949) 284-4555
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01    Entry into a Material Definitive Agreement.

On July 18, 2018, Evolus, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Alphaeon Corporation, a Delaware corporation and a controlling stockholder of the Company (the “Selling Stockholder”), and Cantor Fitzgerald & Co. and Mizuho Securities USA LLC, as representatives of the several underwriters named therein (the “Underwriters”), relating to an underwritten public offering (the “Offering”) of 4,000,000 shares of the Company’s common stock, par value $0.00001 per share (the “Common Stock”), of which 3,000,000 shares (the “Primary Shares”) were issued and sold by the Company and 1,000,000 shares (the “Secondary Shares” and together with the Primary Shares, the “Shares”) were sold by the Selling Stockholder. The public offering price is $20.00 per Share and the Underwriters have agreed to purchase the Common Stock pursuant to the Underwriting Agreement at a price of $18.80 per Share. Under the terms of the Underwriting Agreement, the Company also granted the Underwriters an option, exercisable in whole or in part at any time for a period of 30 days from the date of the Underwriting Agreement, to purchase up to an additional 600,000 shares of Common Stock at the public offering price, less underwriting discounts and commissions.

The Offering was made pursuant to the Company’s effective registration statement on Form S-1 (File No. 333-226186), which was declared effective by the Securities and Exchange Commission (the “SEC”) on July 18, 2018. A copy of the opinion of K&L Gates LLP relating to the legality of the issuance and sale of the Primary Shares and the sale of the Secondary Shares in the Offering is attached as Exhibit 5.1 thereto.

The net proceeds to the Company from the Offering are expected to be approximately $56.0 million, after deducting underwriting discounts and commissions and other estimated offering expenses payable by the Company, assuming no exercise by the Underwriters of their option to purchase additional shares of Common Stock. The Company did not receive any proceeds from the sale of the Secondary Shares by the Selling Stockholder. The offering closed on July 23, 2018.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company and the Selling Stockholder, customary conditions to closing, indemnification obligations of the Company, the Selling Stockholder and the Underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. In addition, subject to certain exceptions, the Company, its officers, directors, the Selling Stockholder and certain lenders to the Selling Stockholder, agreed not to sell or otherwise dispose of any of the Company’s Common Stock held by them for a period ending 90 days after the date of the Underwriting Agreement without first obtaining the written consent of Cantor Fitzgerald & Co., subject to certain exceptions.

The foregoing description of the terms of the Underwriting Agreement does not purport to be complete and is subject to, and qualified in their entirety by reference to, the Underwriting Agreement, which is filed herewith as Exhibit 1.1 and is incorporated herein by reference.

The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties.  Accordingly, the Underwriting Agreement is incorporated herein by reference only to provide investors with information regarding the terms of the Underwriting Agreement, and not to provide investors with any other factual information regarding the Company or its business, and should be read in conjunction with the disclosures in the Company’s periodic reports and other filings with the SEC.

Item 8.01  Other Events.

On July 18, 2018, the Company issued a press release announcing that it had priced the Offering. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit Number	Description
1.1	Underwriting Agreement, dated July 18, 2018, among Evolus, Inc., Alphaeon Corporation, Cantor Fitzgerald & Co., and Mizuho Securities USA LLC
99.1	Press Release of Evolus, Inc., dated July 18, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EVOLUS, INC.

Dated: July 23, 2018	By:	/s/ David Moatazedi
David Moatazedi President and Chief Executive Officer